EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is executed this 1st day of August, 1996, by AvTel Communications, Inc., a California corporation (the "Company") and James P. Pisani ("Employee"), with reference to the following facts and circumstances.

     WHEREAS, the Company wishes to employ Employee, and Employee wishes to be employed by the Company, on the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Term and Locale

     A.The Company hereby employs Employee for an initial term commencing on August 1, 1996 ("Effective Date") and ending on July 31, 1999 (the "Term"), unless otherwise earlier terminated as hereinafter set forth, and Employee hereby accepts such employment upon the terms and conditions set forth herein.

     B.The term may be extended for three (3) consecutive one (1) year terms (each an "Extension Term"), at the sole option of the Company, by written notice to Employee to be delivered no later than three (3) months prior to the expiration of the Term, or any succeeding Extension Term, as the case may be.

     C.During the Term and any Extension Term, Employee shall be based at the Company's executive offices at such location as may be determined by the Board of Directors; provided, however, that Employee will travel as reasonably required in the performance of his duties hereunder (and as determined by the Company's Chief Executive Officer and President) and consistent with reasonable business practices.

2.Office, Title and Duties

     A.During the Term and any Extension Term, Employee shall have the title of Chief Operating Officer and Executive Vice President and, in such capacity, shall perform such duties consistent therewith and as may be designated from time to time by the Chairman of the Board, the Chief Executive Officer, the
President and/or the Board of Directors of the Company.   Employee shall also
serve in such other capacities as an officer or employee of one or more subsidiaries or affiliates as may be determined by the Board of Directors of the Company or of such subsidiary or affiliate.

     B.Employee shall devote his best efforts and his business time, attention and energies to the performance of his duties hereunder, except that nothing contained herein shall prevent Employee from making personal investments or from being a shareholder of, or partner in, or, subject to the prior approval of the Board, from serving as director of, other corporations or entities which are not engaged in the business of providing communications, telecommunications, cable television, telephone, wireless satellite, cellular, data, computer and television service ("Company Business"), subject to the conditions set forth in Section 5 hereof and provided that such activities do not interfere with Employee's obligations hereunder or represent a conflict of interests with the Company. Employee shall perform his duties hereunder faithfully, diligently and at least with such proficiency as is customary in the industry. For purposes hereof, ownership of stock by Employee in any corporation whose stock is listed for trading on a national securities exchange or on the NASDAQ National Market System shall not violate the provisions of this Section 2.B so long as such stock is less than five percent (5%) of the issued and outstanding voting securities of such corporation.

3.Salary and Benefits

     A.Base Salary - Term. As compensation for the services to be rendered by Employee pursuant to this Agreement, the Company shall pay Employee an annual base compensation of $125,000 ("Salary") through December 31, 1996 and for all subsequent years during the Term, as follows:

                    Period                         Salary

               January 1, 1997-December 31, 1997          $165,000
               January 1, 1998-December 31, 1998          $189,750

     Employee's initial increase on January 1, 1997 is contingent on (a) the Company's having completed the Hi, Tiger Merger (as defined below) and, following such Hi, Tiger Merger, and subject to the terms of Section 6 hereof, Hi Tiger having closed one or more transactions on or prior to such date in which it has received not less than $2,000,000 in additional capital funds (debt or equity) as outlined below or (b) achieved on or before such date, revenues greater than $100,000 per month in two or more successive months.

     Salary shall be paid in bi-monthly installments during the course of each calendar year during the Term and shall be subject to such withholdings and deductions as may be required by law or as otherwise may be in accordance with the normal payroll practices of the Company.

     B.Base Salary - Extension Terms. Employee's Salary during each Extension Term shall be determined by the Board of Directors or its Compensation Committee based on such factors as may be considered appropriate including then prevailing practices for executive salaries in the Company and the industry that it serves, the Company's overall performance and the performance of the specific functions and operations over which the Employee has management responsibility.

     C.Bonuses.   "The Board of Directors or, at its election, its
Compensation Committee, shall, from time to time, and on or before such date during each fiscal year as shall be determined by the Board or such Committee, adopt and approve a business plan with respect to financial, operating and other performance expectations and objectives for each fiscal year ("Annual Plan'). The Annual Plan shall include minimum performance objectives for such fiscal year. Promptly following the issuance of the Company's audited financial statements for each fiscal year, the Board shall determine whether and to what extent the performance objectives in the Annual Business Plan have been achieved. If the minimum performance objectives have not been achieved, no incentive bonus shall be payable. If the minimum performance objectives have (a) been achieved, the Employee shall be entitled to receive a bonus equal to 40% of his Salary in effect at the end of the applicable fiscal year, or (b) been exceeded, the Employee shall be entitled to receive, in addition to the bonus described in the preceding clause (a) such additional bonus amounts (not exceeding an aggregate of 75% of such Salary) as may be determined by the Board in its sole discretion. If, for any reason, the Board of Directors or Compensation Committee has not fixed and established an Annual Plan for any particular fiscal year, incentive bonuses shall nonetheless be payable, in substantially the same amounts as determined in accordance with the preceding two sentences; provided, however, that the purpose of determining whether any performance objectives have been achieved, reference shall be made to the five year Business Plan adopted and approved for the Company. Bonus payments shall be made not later than 120 days after the end of each fiscal year and the determination of performance objectives shall be based on results of operations set forth in the Company's annual audited financial statements with appropriate accruals to reflect bonus-related expenses."

     D.Initial Bonus. Employee shall be eligible to receive a one time $50,000 bonus payment if HTI completes a private placement or secondary public offering of its securities, including convertible debt or debentures ("Capital Infusion") within a twelve-month period from the HTI/AvTel Merger (as described below). The Capital Infusion must be a minimum of $2,000,000 and HTI's stock must be trading at a minimum of $1.25 per share regardless of the number of shares outstanding.
     E.Compensation Deferral. The Company and Employee may from time to time agree to defer all or any part of Employee's Salary or bonuses. Any such arrangements shall be the subject of a written agreement, in form and content approved by the Board or its Compensation Committee, between Employee and the Company.

     F.Business Expense. The Company will reimburse Employee for such actual and reasonable business, travel, automobile (mileage expenses but not car allowance) and entertainment expenses as may be incurred by him from time to time during the Term in the performance of his duties and responsibilities hereunder and in accordance with applicable provisions of the Internal Revenue Code. Such reimbursements will be made upon the presentation by Employee of an itemized account of such expenditures, setting forth the date, the purpose for which incurred, and the amounts thereof, together with such receipts showing payment as may be required by the Company's policies.

     G.Benefits. During the Term hereof, the Company shall reimburse Employee for COBRA expenses from his previous employer until such time that the Company can provide Employee with paid medical, dental and vision insurance, substantially the same as provided to the other comparable employees of the Company for the maximum period of time for which Employee is entitled to continue under COBRA benefits.

     H.Vacations, Sick Leave and Leave of Absence. Employee shall be entitled to take three (3) weeks of paid vacation which shall accrue monthly during each calendar year of the Term, and which vacation shall be taken at times determined by Employee and acceptable to the Chairman, the Chief Executive Officer and the President of the Company, which do not unreasonably interfere with the performance of his duties hereunder.

     I.Stock Options. Subject to the HTI Merger and, thereafter, subject to adoption and approval by the Board of Directors and shareholders of HTI of employee stock option plans on such terms and conditions as may be so adopted and approved, Employee shall be eligible for a grant of stock options to purchase, upon exercise of option, shares of authorized but unissued common stock of HTI in such amounts and on such terms and prices as may be determined by the Board of Directors of HTI or its Compensation Committee and subject to the terms and conditions of such stock option plan.

4.Termination. Salary, and other consideration and benefits, and the employment of Employee by the Company may be terminated by the Company as provided in this Section 4 as follows:

     A.Death. In the event of Employee's death, the Company shall pay to the persons designated by Employee or, in the event Employee fails to designate such persons, to Employee's estate any accrued, but unpaid, Base Salary to the date of death and the Company shall pay for any accrued but unused vacation through the date of death. This Agreement shall be deemed to terminate upon the death of Employee as though it had expired by its own terms.

     B.Cause. Employee's employment hereunder may be terminate by the Company at any time during the Term or any Extension Term for Cause (as hereinafter defined). For purposes hereof, the term "Cause" shall mean any of the foregoing:

          1.The failure of Employee to perform any of his material obligations under this Agreement and such failure shall not be cured within 30 days of notice to Employee;

          2.Employee has been dishonest or has committed willful misconduct or fraud in any matter materially affecting the Company; or

          3.Employee has been intentionally misrepresented to the Company or been convicted of a felony.

     In this event, this Agreement is terminated for Cause, the Company shall pay Employee any accrued but unpaid Salary to the date of termination and shall pay Employee for any accrued but unused vacation through termination.

     C.Disability. The Company may terminate this Agreement upon written notice to Employee by reason of Employee's disability. For the purpose of this Agreement, "Disability" shall be defined as inability by Employee, due to illness (other than the use/abuse of illegal narcotics, alcohol or other intoxicating substances), accident, mental deficiency or similar incapacity or legal requirements, to render his regular duties for the Company required pursuant to this Agreement for a period of one hundred twenty (120) days in any twelve (12) month period. Any termination of employment pursuant to this
Section 4.C shall not be deemed to be for "Cause" within the meaning of
Section 4.B hereof. In the event that the Company exercises its right to terminate Employee's employment pursuant to this Section 4.C, the Company shall pay Employee any accrued but unpaid Salary through the date of termination and shall pay Employee any accrued but unused vacation through the date of termination. Any payments of Salary provided for hereunder shall be proportionally reduced by any payments which Employee may be entitled to under any existing disability insurance policy maintained by the Company. In the event this Agreement is terminated in accordance with this Section 4.C, the Company shall not be obligated to pay Employee any amounts, except as expressly set forth in this Section 4.C or by law.

     D.Expiration Term or Extension Terms. Upon expiration of the Term or any Extension Term, any continued employment by the Employee shall be on an "at-will" employment basis and either the Company or the Employee may terminate the employment relationship with or without cause or notice.

5.Employee Covenants

     A.Non-Competition and Non-Solicitation

          1.During Employee's employment by the Company, Employee shall not own or have any material interest directly in, or act as an officer, director, agent or consultant of, or assist in any way or in any capacity, any person, firm, association, partnership, corporation, or entity which shall be competitive with the Company Business or any other business then engaged in by the Company, in any area where the Company engages or plans to engage in business.

          2.Employee shall not, for a period of one (1) year from the expiration of the Term, any Extension Term or earlier termination of this Agreement, solicit any employees or customers of the Company.

     B.Non-Disclosure of Confidential Information. Employee acknowledges that any disclosure of certain confidential and proprietary information or trade secrets of substantial value to the Company or its customers (collectively the "Confidential Information") would do great harm to the Company and agrees as follows:

          1.Confidential Information. As used in this Agreement, the term "Confidential Information" without limitation, refers to and includes any and all (i) matters of a technical nature, including without limitation, trade secrets, systems, software and hardware, features, specifications, techniques, copyrighted matters, patented or patentable inventions, plans, methods, drawings, data, tables, calculations, documents or other paperwork, computer programs, narratives, flow charts, formulae and devices, and (ii) matters of a business nature, including without limitation, business and marketing plans, financial statements and projections, dealings and distribution arrangements, objectives, locations, customer information, customer needs and formulations, plans for future development, information about costs, profits, pricing policies, markets or sales information reporting actual or prospective strategic alliances, mergers, acquisitions, divestitures or other forms of business combinations, new products or service introduction plans, information concerning salaries, compensation and skills, experience and capabilities of the Company's employees, and any other information of similar nature not available to the public. This Agreement covers the Confidential Information of the Company and its customers.

          2.Use of Confidential Information. Employee acknowledges that any disclosure or use by him of Confidential Information other than on behalf of the Company will cause irreparable harm and injury to the Company and, therefore, agrees that the Confidential Information will be used solely in connection with the performance of Employee's duties under this Agreement, will not be used by Employee for commercial purposes and will be kept confidential by Employee. Without limiting the generality of the foregoing, Employee will not utilize any Confidential Information in the rendering of services to any other employer or person. Following the termination of Employee's employment with the Company, Employee shall not solicit any employee of the Company possessing Confidential Information regarding the Company. The Company may, in its sole discretion, disclose to any subsequent employer of Employee, or any person having a business relationship with Employee, the contents of this Section 5.

          3.Exclusions. The term "Confidential Information" does not include any information which meets any of the following criteria: (i) at the time of disclosure is a matter of public record or is available to or known by the public other than as a result of a disclosure, directly or indirectly, by Employee in violation of this Agreement), (ii) had been publicly disclosed by the Company (other than as a result of a disclosure, directly or indirectly, by Employee in violation of this Agreement) or (iii) has been independently acquired or developed by Employee without violating any of Employee's obligations under this Agreement or otherwise.

          4.Invention Assignment and Other Agreements. The Employee agrees, upon the request of the Company, and without further or additional consideration, to execute and deliver to the Company such other agreements, documents, disclosures and certificates as may be reasonably necessary or appropriate as determined by the Company in its sole discretion exercised in good faith to confirm the nondisclosure and non-use restrictions and limitations imposed on Employee with respect to the Company's Confidential Information and, with respect to any inventions conceived or reduced to practice by Employee during the Term or any Extension Term, or otherwise during the course and in the scope of the Employee's employment relationship with the Company, to disclose such inventions to the Company and to assign, transfer and convey to the Company any and all patent, trade secret, copyright, maskrights or other intellectual or industrial property rights associated therewith.

     C.Delivery of Property. Upon termination of Employee's employment with the Company, Employee shall deliver to the Company all books, records, lists of customers and other property belonging to the Company or developed in connection with the business of the Company and all copies thereof, whether or not such constitutes Confidential Information.

     D.Reasonableness. In the event any court shall finally hold that any provision of this Section 5 constitutes an unreasonable restriction against Employee, the provision hereof shall not be rendered void but shall apply as to such provision to such extent as such court may judicially determine or indicate constitutes a reasonable restriction under the circumstances involved.

     E.Survival. The provision of Section 5.B shall survive the termination of this Agreement for a period of two (2) years from the date of termination and shall run to and inure to the benefit of the Company, its successors and assigns.

     F.Company Policies. The Employee acknowledges to adhere to any and all policies and procedures that are adopted from time to time by the Company by action of its Board of Directors or senior executive officers with respect to corporate governance and business conduct matters or otherwise required in order to comply with applicable laws and regulations, including, for example, not by way of limitation, policies and procedure with respect to compliance with insider trading laws and regulations, employment and labor matters and other similar regulatory or legal provisions.

6.HTI Merger. Employee acknowledges that the Company is engaged in discussions with Hi, Tiger International, Inc., a Utah corporation ("HTI"), concerning a proposed merger ("HTI Merger") of the Company with and into HTI or a subsidiary of HTI. Upon consummation of the transactions contemplated by the HTI Merger, Employee shall become an employee of HTI, subject to the terms and conditions of this Agreement and obligations and duties of the Company under this Agreement shall become the obligations and duties of HTI.

7.Indemnification and Insurance. The Company shall indemnify Employee to the fullest extent permitted by applicable law for acts or omissions relating to Employee's services to the Company, provided that Employee was acting in good faith and in a manner he reasonably believed to be in the best interest of the Company.

8.Miscellaneous

     A.Succession. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns, and inure to the benefit of and be binding upon Employee and his heirs and personal representatives. The Company shall have the right to assign this Agreement and to delegate all rights, duties and obligations hereunder, in whole or in part, to any subsidiary, subsidiary or parent company of the Company or to any other persons, firm or corporation which acquires either the Company or any subsidiary thereof, or a substantial part of its or their assets, or into which the Company or any subsidiary may merge. The obligations and duties of Employee hereunder are personal and not assignable.

     B.California Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of California, without regard to choice of law provisions.

     C.Waiver. No failure or delay on the part of any party to this Agreement in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any right, power or remedy hereunder.

     D.Notices. All notices and demands among the parties shall be in writing and shall be served (i) in person, (ii) by registered or certified mail, return receipt requested or (iii) by overnight courier service. All notice and demands to the parties hereto shall, if mailed, be addressed to the following addresses:

               To the Company:          AvTel Communications, Inc.
                                   130 Cremona Drive
                                   Goleta, CA  93117
                                   Fax No. 805\685-9685

               To Employee:          Mr. James Pisani
                                   2643 Montrose
                                   Santa Barbara, CA  93103
                                   Fax No. 805\685-9685

     The parties may designate in writing, from time to time, such other place or places that such notices and demands may be given.
     E.Arbitration. The exclusive method for resolving any controversy or claim concerning or arising out of, or related to, this Agreement, including, without limitation, the interpretation thereof, any alleged breach thereof and the enforcement thereof, shall be by arbitration in Los Angeles, California, upon initiation by a party hereto by a written notice to the party demanding arbitration and specifying the controversy or claim to be arbitrated. Any controversy or claim shall be settled and finally determined by a single arbitrator selected in accordance with the following procedure: Within five
(5) business days of the date of delivery of the foregoing notice, the parties shall each provide the other with a list of ten (10) retired judges from the Los Angeles County Superior Court in order of preference and if one or more judge appears on each such lists, the parties shall designate the duplicated judge who is highest in order of preference on both lists to settle and finally determine the controversy or dispute arising hereunder. If no judge is named on both of such lists, then the parties shall have a period of two
(2) business days to agree to the designation of a retired judge from the Los Angeles County Superior Court (who shall not have any conflicts of interest with respect to the subject matter of, or the parties to, such dispute), shall be chosen by the Presiding Judge of the Superior Court of Los Angeles, State of California. The judge ultimately selected to hear the controversy or dispute hereunder is herein referred to as the "Arbitrator". The Arbitrator shall have the power to award any and all remedies and relief whatsoever deemed appropriate under the circumstances, including, without limitation, money damages and equitable relief. The procedure whereby the evidence (oral/written) relating to the controversy or claim is presented in the arbitration shall be as agreed to by the Arbitrator. The written decision of the Arbitrator shall be binding and conclusive on the parties thereto and enforceable as provided by the laws of the State of California, and judgment on such arbitration decision may be entered by any courts having jurisdiction thereof.

     F.Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof, and there are no terms, conditions, representations, warranties or covenants other than those contained herein. This Agreement supersedes any previous agreements or understandings between the parties with respect to the subject matter hereof, whether written or oral.

     G.Captions. The section captions inserted in this Agreement are for convenience of reference and are not intended to be part of the Agreement.

     H.Severability. If any term of provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

     I.Amendment and Modification. No term or provision of this Agreement may be amended, waived, released, discharged or modified in any respect except in writing signed by the parties hereto.

     J.Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

     K.Cost of Enforcement. The prevailing party in any proceeding brought to interpret or enforce any provision of this Agreement or to recover for breach thereof shall be entitled to recover the reasonable fees, expenses and costs of his counsel, plus all other costs and expenses of such proceeding. For purposes of this Agreement, the prevailing party shall be considered to be the party whose final written settlement offer shall be closest to the award of the Arbitrator.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                              AVTEL COMMUNICATIONS, INC.
                              A California Corporation



                              By: ____________________________________
                                   Anthony E. Papa
                                   Chief Executive Officer




                              _______________________________________
                              James P. Pisani, Employee